EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 27 day of April, 2023 ("Effective Date"), is between Trend Innovations Holding Inc., a Nevada corporation whose principal address is 5348 VEGAS DRIVE, LAS VEGAS, NV, 89108, USA c/o Eastbiz.com. Inc. ("Company"), and PAUL AVERILL, an individual resident of the State of Florida whose principal address is 4846 Veracity Point, Sanford, FL 32771. Suite 320 (“Employee"). The Company and Employee are sometimes hereinafter collectively referred to in this Agreement as the "Parties" and individually as a “Party.”

WHEREAS, the Company desires to employ Employee, and Employee desires to accept terms of employment, as set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants expressed below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Employment. Company agrees to employ Employee and Employee agrees to be employed by Company as its Chief Operating Officer with the duties established by the Company’s Board of Directors (“Board”) or the Company’s Chief Executive Officer from time to time and upon the terms and conditions hereinafter set forth. Nothing contained herein shall be deemed to create a relationship of partnership or joint venture between the Parties, and the relationship between the Company and Employee shall remain as Company and employee.

2.    Duties. Company and Employee agree that Employee shall perform in a diligent, efficient and lawful manner any and all duties that are customarily performed by the Chief Operating Officer for the Company, which shall include managing the Company’s operations, managing and directing all employees and consultants, reviewing, drafting and signing all relevant reports to be filed with regulators or different agencies and coordinating and assisting in putting an application to list the Company’s shares of common stock on Nasdaq. Employee will report directly to the Company’s Chief Executive Officer as well as to the Board. Employee agrees to abide by Company's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified by the Board.

3.    Term. The term of Employee's employment under this Agreement ("Term") commences on the Effective Date of this Agreement and shall expire at 11:59 p.m. (Eastern Time) on May 1, 2024; provided, however, either Party shall have the right terminate this Agreement without cause and at any time upon giving 30 days' prior written notice to the other Party.

4.    Base Compensation; Bonus Plan.

(a)    Base Compensations

(b)Employee shall be paid a base salary on an annual basis equal to SIX HUNDRED THOUSAND and NO/100 Dollars ($600,000.00), payable in shares of common stock of the Company (“Shares”) subject to the conditions and restrictions set forth in this Agreement. The base salary shall be increased to ONE MILLION TWO HUNDRED THOUSAND and NO/100 Dollars ($1,200,000.00) upon the Company up-listing to a national exchange. Employee's base salary in effect from time to time, exclusive of any other compensation under this Agreement, is hereinafter called the "Base Salary." Base Salary shall start upon Employee’s first date of reporting to work on behalf of Company, which date shall be the Effective Date. The number of Shares to be paid on a quarterly basis at the beginning of each quarter (“Payment Date”), prorated for partial quarters shall be determined by dividing $150,000 (which is the quarterly pay for 3 months) by the Company’s 20-day VWAP immediately prior to the relevant Payment Date.

(c)    Additional Compensation. Employee shall be paid a one-time $150,000 cash payment no later than thirty (30) days after Employee raises sufficient equity financing or other working capital.

5.    Participation in Benefit Plans; Additional Benefit.

(a)    During the Term, if Company offers a health or retirement benefit plan (including a 401(k) or pension plan) Employee shall be eligible to participate. If no plan is offered to Employee, Company shall reimburse Employee for payments for a family health plan with monthly costs not to exceed $2,500, which shall be payable in Shares pursuant to the mechanism stated in Section 4(a) above.

(b)    During the Term, Employee shall be entitled to four

(4) weeks paid vacation, holidays, and leave time each year.

(c)    During the Term of this Agreement, the Employee shall be entitled to two

(2)	weeks sick leave.

6.Expense Reimbursement/Other.

(a)   Company shall reimburse Employee, on a non-accountable basis, and in accordance with the practices, policies and procedures of Company in effect from time to time, for all expenses actually paid or incurred by Employee in the course of and in furtherance of the business of Company for which Employee provides appropriate documentation and expense reporting in accordance with the practices, policies and procedures of the Company in effect from time to time.

(b)               Employee will use his own laptop and/or cell phone. The Company shall not provide the Employee with a laptop computer and cell phone to be used by Employee during the Term of this Agreement.

(c)                Employee shall have no obligation to relocate his residence, or to work out of any office location more than 50 miles from his home.

7.Employee acknowledges and agrees that:

(a)       during the course of Employee’s employment with Company, Employee will learn about, will develop and help to develop, and will be entrusted in strict confidence with confidential and proprietary information and trade secrets that are owned by Company and that are not available to the general public or Company’s competitors, including (1) its business operations, finances, balance sheets, financial projections, tax information, accounting systems, value of properties, internal governance, structures, plans (including strategic plans and marketing plans), shareholders, directors, officers, employees, contracts, client characteristics, idiosyncrasies, identities, needs, and credit histories, referral sources, suppliers, development, acquisition, and sale opportunities, employment, personnel, and compensation records and programs, confidential planning and/or policy matters, and/or other matters and materials belonging to or relating to the internal affairs and/or business of Company, (2) information that Company is required to keep confidential in accordance with confidentiality obligations to third parties, (3) communications between Company, its officers, directors, shareholders, members, partners, or employees, on the one hand, and any attorney retained by Company for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of Company, on the other hand, and (4) other matters and materials belonging to or relating to the internal affairs and/or business of Company, including information recorded on any medium that gives it an opportunity to obtain an advantage over its competitors who do not know or use the same or by which Company derives actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the “Confidential Information”);

(b)       Company has developed or purchased or will develop or purchase the Confidential Information at substantial expense in a market in which Company faces intense competitive pressure, and Company has kept and will keep secret the Confidential Information;

(c)       nothing in the Agreement shall be deemed or construed to limit or take away any rights or remedies Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

8.  Confidentiality Covenants. To the extent that Employee developed or had access to Confidential Information before entering into the Agreement, Employee represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity other than Company, and Employee has not disclosed, directly or indirectly, to any other person or entity, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means or means not involving any act or omission by Employee:

(a)       The Confidential Information is, and at all times shall remain, the sole and exclusive property of Company;

(b)       except as otherwise permitted by the Agreement, Employee shall use commercially reasonable efforts to guard and protect the Confidential Information from unauthorized disclosure to any other person or entity;

(d)               Employee shall not use for Employee’s own benefit, or for the benefit of any other person or entity other than Company, and shall not disclose, directly or indirectly, to any other person or entity, any of the Confidential Information; and

(e)                Except in the ordinary course of Company’s businesses, Employee shall not seek or accept any of the Confidential Information from any former, present, or future employee of any of the Company.

9.Intellectual Property Rights.

(a)       As used in the Agreement, the term “Inventions” means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “invention” under the United States patent laws. Employee agrees to disclose promptly to Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Employee during the Employee’s employment with Company or during a period of one hundred eighty (180) days after the effective date of termination of Employee’s employment with Company for any reason, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of Company, or which result, to any extent, from use of the premises or property of Company (each a “Company Invention”). Employee acknowledges and agrees that Company is the sole owner of any and all property rights in all such Company Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit Company Inventions, and the right to make such changes in them and the uses thereof as Company may from time to time determine. Employee agrees to disclose in writing and to assign, and Employee hereby assigns, to Company, without further consideration, Employee’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Company Inventions, which shall be the sole property of Company, whether or not patentable. This Section 9 does not apply to any Inventions: (1) for which no equipment, supplies, facility, or Confidential Information of Company were used; (2) that were developed entirely on Employee’s own time; and (3) that do not relate at the time of conception or reduction to practice to the current business of Company or its actual or demonstrably anticipated research or development, or which do not result from any work performed by Employee for Company.

(b)        Employee acknowledges and agrees that all materials of Company, including slides, PowerPoint or Keynote presentations, books, pamphlets, handouts, audience participation materials and other data and information pertaining to the business and clients of Company, either obtained or developed by Employee on behalf of Company or furnished by Company to Employee, or to which Employee may have access, shall remain the sole property of Company and shall not be used by Employee other than for the purpose of performing under the Agreement, unless a majority of the Board (“Majority Board”) provides their prior written consent to the contrary.

(c)       Unless the Majority Board otherwise agrees in writing, Employee acknowledges and agrees that all writings and other works which are copyrightable or may be copyrighted (including computer programs) which are related to the present or planned businesses of Company and which are or were prepared by Employee during Employee’s employment with Company are, to the maximum extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in Company. To the extent that such writings and works are not works for hire, Employee hereby disclaims and waives any and all common law, statutory, and “moral” rights in such writings and works, and agrees to assign, and hereby does assign, to Company all of Employee’s right, title and interest, including copyright, in such writings and works.

(d)       Nothing contained in the Agreement grants, or shall be deemed or construed to grant, Employee any right, title, or interest in any trade names, service marks, or trademarks owned by the Company (all such trade names, service marks, and trademarks being hereinafter collectively referred to as the “Marks”). Employee may use the Marks solely for the purpose of performing his duties under the Agreement. Employee agrees that he shall not use or permit the use of any of the Marks in any other manner whatsoever without the prior written consent of the Majority Board.

(e)       Employee further agrees to reasonably cooperate with Company hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of Company’s rights in and to all Company Inventions, writings and other works. Without limiting the generality of the foregoing, Employee shall, at any time during and after his employment with Company, at Company’s reasonable request, execute specific assignments in favor of Company, or its nominee, of Employee’s interest in any of Company Inventions, writings or other works covered by the Agreement, as well as execute all papers, render all reasonable assistance, and perform all lawful acts which Company reasonably considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, service marks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any Company Inventions, writings or other works, and for the transfer of any interest Employee may have therein. Employee shall execute any and all papers and documents required to vest title in Company or its nominees in any Company Inventions, writings, other works, patents, trademarks, service marks, copyrights, applications and interests to which Company is entitled under the Agreement.

10.   Remedies. Without limiting any of the other rights or remedies available to Company at law or in equity, Employee agrees that any actual or threatened violation of any of the provisions of Sections 8, 9, or 10 may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary, or final injunctions may be issued in any court of competent jurisdiction without notice and without bond. As used in the Agreement, the term “any court of competent jurisdiction” shall include the state and federal courts sitting, or with jurisdiction over actions arising, in Los Angeles County, in the State of California the jurisdiction, venue, and convenient forum of which are hereby expressly CONSENTED TO by Employee and Company, all objections thereto being expressly WAIVED by Employee and Company.

11.	No Violation of Other Obligations.

Each Party represents and warrants that neither that Party's execution, delivery, and performance of this Agreement nor that Party's execution, delivery, and performance of any agreement, instrument, or other document or obligation contemplated under this Agreement will result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which that Party is a party or by which that Party is bound.

12.                     Intentionally Left Blank

13.                     Indemnification. Company agrees to defend and indemnify and hold Employee harmless from and against any past, present or future claim, action, demand, loss, cost, expense, liability or other damage arising from, and including reasonable attorney’s fees and costs, amounts, expenses, incurred by or imposed against Employee and arising out of or relating to any past, present or future claim, action, demand, loss, cost, expense, liability or other damage due to Employee’s employment pursuant to this Agreement. Company agrees to put in place an appropriate Directors and Officers (D&O) liability insurance plan which covers the employment of Employee.

14.               Miscellaneous.

a.                         Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by one Party to the other ("Notice") must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by same-day or overnight courier service, or (iv) delivered by facsimile transmission, in any event to the address or number set forth in the introductory paragraph of this Agreement or to such other address or number as may be designated by either or both of the Parties from time to time.

Notices delivered personally or by courier service shall be deemed given and received as of actual receipt. Notices mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Notices delivered by facsimile transmission shall be deemed given and received upon receipt by the sender of the transmission confirmation so long as facsimile transmissions are also accompanied by overnight delivery as set forth above.

b.                         Entire Agreement. This Agreement supersedes any and all other agreements and understandings of any kind, either oral or written, between the Parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the Parties with respect to the subject matter of this Agreement.

c.                         Modification. Except as stated in the next sentence, no change or modification of this Agreement shall be valid or binding upon the Parties, nor shall any waiver of any term or condition be so binding, unless the change or modification or waiver is in writing and signed by the Parties. Employee acknowledges that Company may from time to time establish, maintain, and distribute employee handbooks or policy manuals, and officers or other representatives of Company may make written or oral statements relating to personnel policies and procedures. Such handbooks, manuals, and statements are intended only for general guidance and shall not be deemed to change or modify this Agreement or to create any liability of Company to Employee under this Agreement.

d.                          GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED, AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NEVADA. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. AS PART OF THE CONSIDERATION FOR THIS AGREEMENT, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF EMPLOYEE, EMPLOYEE HEREBY CONSENTS AND AGREES THAT THE COURTS OF CALIFORNIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY JUDICIAL DISPUTES BETWEEN THE PARTIES OR OTHER MATTERS EXPRESSLY PERMITTED BY THIS AGREEMENT TO BE LITIGATED IN A COURT. EMPLOYEE EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT AND HEREBY WAIVES ANY OBJECTION WHICH EMPLOYEE MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.

e.                         Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

f.                          Gender. Whenever the context requires, words in this Agreement denoting gender shall include the masculine, feminine, and neuter.

g.                         Waiver of Breach. Any waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or any subsequent breach.

h.                         Certain Defined Terms. As used in this Agreement, (i) "Person" means an individual or any corporation, partnership, trust, unincorporated association, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or other governmental agency, (ii) "include" and "including" shall not denote or signify any limitation, (iii) "business day" means any Monday through Friday other than any such weekday on which the offices of the Company are closed, and (iv) "Section" is a reference to a Section in this Agreement, unless otherwise stated. In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Employee for employment or compensation for such period.

i.                           Captions and Section Headings. Captions and Section or subsection headings used herein are for convenience only and are not a part of this Agreement and shall not be used in any construction of this Agreement.

j.                           Expenses. Each of the Parties shall bear such Party’s respective expenses, including the fees and expenses of its counsel, incurred in negotiating and preparing this Agreement.

k.                         Interpretation. Each Party to this Agreement acknowledges that they have participated in the negotiation of this Agreement, and that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or any government or judicial authority by reason of such person having been deemed to have structured, dictated or drafted such provision.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Company:	TREND INNOVATIONS HOLDING INC., a Nevada Corporation
By_____________________ Printed Name: Kenneth L. Waggoner Title: Chief Executive Officer
Employee:	_______________________
Print Name: Paul Averill

I hereby confirm that the Company board approve this employment agreement

TREND INNOVATIONS HOLDING INC., a Nevada Corporation
By_____________________ Printed Name: Vitalis Racius Treasurer, Director, Principal Financial and Accounting Officer